Exhibit 10.2

LONG TERM INCENTIVE COMPENSATION AGREEMENT

This Long Term Incentive Compensation Agreement is entered into as of January 1, 2015 by and between DCP Holding Company, an Ohio corporation, with its principal offices at 100 Crowne Point Place, Cincinnati, Ohio 45241 ("Company"), and Robert C. Hodgkins, Jr. ("Employee").

2015 ANNUAL LONG TERM INCENTIVE BONUS DETAIL

A.     Restricted Share Unit (“RSU”) Award – Retention Based

The stock award for DCP’s Vice President and CFO is authorized under the “DCP Holding Company Amended and Restated 2006 Dental Care Plus Management Equity Incentive Plan” (the “Management Incentive Plan”) and is subject to the “Dental Care Plus and DCP Holding Company Deferred Compensation Plan”. Stock RSU’s are awarded in an amount equal to five percent (5%) of base salary and is considered “Long Term” as it vests incrementally over four years, 10% on December 31 of the first year, 20% at the end of the second year, 30% at the end of the third year and 40% at the end of the fourth year. There are no performance targets other than longevity with the Company.

RSU AWARD BASED ON 5% OF BASE SALARY OF $247,775.00          13 RSUs

B.     Cash Award – Performance Based

The Long Term Cash Incentive is a bonus designed to motivate the Vice President and CFO to achieve long term success for the company as well as assist in the retention of the Vice President and CFO over time. Long Term Incentive bonus compensation is based on one criteria, “Adjusted Book Value of Common Shares and Shareholders’ Equity” and it is based on achieving growth of this book value over a period of three years, January 1, 2015 through December 31, 2017.

BOOK VALUE OF COMMON STOCK

(12/31/2014 BOOK VALUE = $8,664,833)

Level	Definition	3 Year Ave.	Adjusted Book Value 12/31/2017	Cash
Threshold	5% of Base	10%	$ 11,532,893	$12,389.00
Target	15% of Base	12%	$ 12,173,466	$37,166.00
Stretch	25% of Base	14%	$ 12,837,331	$61,944.00
Maximum	45% of Base	16%	$ 13,524,903	$111,499.00

Notes:

1.

“Adjusted Book Value of Common Shares and Shareholders’ Equity ” shall mean the value of all classes of Common Shares, as shown on the audited financial statements of the Company; increased by the sum of: (a) the aggregate amount of all withhold return payment or similar payments authorized by the Board of Directors, adjusted for the standard federal tax rate, to the extent such payments were treated as an expense in determining Net Income for any year, plus (b) the aggregate amount of all dividends on all classes of Common Stock, to the extent that such dividends were taken into account in determining the “Book Value of Common Shares and Shareholders’ Equity."

2.	If performance is under Threshold Level, no Long Term Incentive bonus is paid.
3.	No additional bonus is paid for performing beyond Maximum Level.
4.	Actual bonus paid is calculated and paid on a continuum between any two performance levels.
5.	With Board of Director approval, a new multi-year performance measurement period begins each new year.
6.

In the event of a Change of Control, as defined in the Management Equity Incentive Plan, the Adjusted Book Value of Common Shares and Shareholders’ Equity as of December 31, 2017 shall be deemed to be the portion of the Enterprise Value of the Company, as defined in Article Fourth, Section 8(h)(ii)(C) of the Company’s Amended Articles of Incorporation allocated to the Common Shares and Shareholders’ Equity, as of the date on which the Change of Control occurs and the long term incentive bonus shall be determined as of that date and paid within thirty (30) days thereafter.

IN WITNESS WHEREOF, the parties have hereunto set their hands effective as of the date first above written.

EMPLOYEE: Robert C. Hodgkins, Jr. By: /s/ Robert C. Hodgkins, Jr. Robert C. Hodgkins, Jr.	COMPANY: DCP Holding Company By: /s/ Stephen T. Schuler, DMD Stephen T. Schuler, DMD Chairman of the Board
Date: May 14, 2015 ___________________________	Date: May 14, 2015